Exhibit 99.1

Contacts:	William H. Kurtz	Robin Yim
	Executive Vice President and Chief Financial Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700
FOR IMMEDIATE RELEASE
NOVELLUS SYSTEMS REPORTS FOURTH QUARTER AND YEAR-END RESULTS
SAN JOSE, Calif., January 24, 2007—Novellus Systems, Inc. (NASDAQ: NVLS) today reported net sales and results of operations for its fourth quarter and year ended December 31, 2006. Net sales for the fourth quarter were $438.5 million, down $5.5 million or 1.2 percent from third quarter 2006 net sales of $444.0 million, and up $106.2 million or 32.0 percent from fourth quarter 2005 net sales of $332.3 million. Net income for the fourth quarter was $42.6 million, or $0.34 per diluted share, down $27.4 million or 39.2 percent from third quarter 2006 net income of $70.0 million, and up $19.6 million or 85.2 percent from fourth quarter 2005 net income of $23.0 million.
The fourth quarter results reflect a $1.9 million pre-tax reversal of a previously recorded restructuring accrual resulting primarily from a change in estimated sublease income over the remaining lease term. Also recorded in the fourth quarter was a tax charge of $46.1 million related to the planned implementation of a new global business structure. In future years we expect to achieve a lower tax rate, as well as business efficiencies, as a result of this new business structure. The tax charge was partially offset by an $8.5 million tax benefit attributable to the settlement of an IRS audit. As a result, the fourth quarter tax rate was 62.3%. The fourth quarter 2006 net income would have been $79.0 million, or $0.63 per diluted share, excluding these items. The third quarter 2006 results did not include any unusual charges or benefits. The fourth quarter 2005 results reflect net pre-tax restructuring and other charges of $5.9 million. Without the restructuring charges, fourth quarter 2005 net income would have been $26.6 million, or $0.20 per diluted share. A reconciliation of pro forma operating results to U.S. generally accepted accounting principals (“GAAP”) results is included in the financial statements below.
Net sales for the fiscal year 2006 were $1.66 billion, up $318.0 million or 23.7% compared with net sales of $1.34 billion in fiscal year 2005. Net income for the year was $190.0 million or $1.50 per diluted share, compared with fiscal year 2005 net income of $110.1 million, or $0.80 per diluted share.
The fiscal year 2006 results include a pre-tax benefit of $1.5 million from the cumulative effect of a change in accounting principle due to the adoption of SFAS 123(R), a pre-tax net restructuring charge of $10.7 million, a pre-tax charge of $3.3 million for a legal settlement and the $46.1 million tax charge and $8.5 million tax benefit discussed above. Without these charges and benefits, net income for 2006 would have been $235.3 million, or $1.86 per diluted share. In comparison, the fiscal year 2005 results included pre-tax net restructuring charges of $9.2 million and a pre-tax inventory write-down of $5.3 million. Without these charges net income, for 2005 would have been $118.9 million, or $0.86 per diluted share.

Bookings in the fourth quarter were $441.6 million, down 6.1 percent over third quarter 2006 bookings of $470.3 million. Shipments of $390.2 million in the fourth quarter represent a decrease of $24.1 million or 5.8 percent from $414.2 million reported for the third quarter 2006. Deferred revenue at the end of the fourth quarter was $100.3 million, a decrease of $48.3 million or 32.5 percent from $148.6 million at the end of the third quarter of 2006.
Cash, cash equivalents, restricted cash and short-term investments as of December 31, 2006 were $993.2 million, an increase of $179.9 million or 22.1 percent from the third quarter of 2006 ending balance of $813.3 million.
The financial measures set forth above that present net income excluding certain charges and benefits, revenue on a shipments basis and bookings, are not in accordance with GAAP. The Company believes that these non-GAAP financial measures provide further insight into the results of operations and enhance the consistency and comparability of those results to results in prior periods because they assist shareholder understanding of the effects of certain charges and benefits on the quarter’s results.
“2006 was a record year for bookings, shipments and revenues”, said Richard S. Hill, chairman of the board and CEO. “In addition to our strong top line growth, we significantly improved our bottom line performance as a result of the initiatives we have taken to strengthen our product portfolio and improve our financial operating model.”
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) our continued progress to improve our bottom line performance resulting from the initiatives we have taken to strengthen our product portfolio and improve our financial operating model, (ii) our expectation that we will achieve a lower tax rate in future years and (iii) our belief that we will improve business efficiencies as a result of the Company’s new global business structure, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, the Company’s ability to accurately assess and strengthen the Company’s product portfolio and financial operating model due to market fluctuations and unanticipated economic and industry downturns; the Company’s ability to achieve greater tax efficiency and thereby lower the Company’s tax rate in future years; the Company’s ability to efficiently implement the new global business structure, and other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, July 1, 2006 and April 1, 2006, and our Current Reports on Form 8-K and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:
Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Three Months Ended			Year Ended
(Unaudited)	December 31	September 30	December 31	December 31	December 31
	2006	2006	2005	2006	2005

Net sales	$438,505	$444,032	$332,268	$1,658,516	$1,340,471
Cost of sales	212,985	217,507	191,767	834,167	741,345

Gross profit	225,520	226,525	140,501	824,349	599,126
%	51.4%	51.0%	42.3%	49.7%	44.7%

Operating expenses:
Selling, general and administrative	68,932	67,664	51,489	261,389	206,939
Research and development	56,475	60,645	60,492	244,201	247,315
Restructuring and other charges (benefits)	(1,894)	—	5,888	10,735	9,175
Legal settlement	—	—	—	3,250	—

Total operating expenses	123,513	128,309	117,869	519,575	463,429
%	28.2%	28.9%	35.5%	31.3%	34.6%

Income from operations	102,007	98,216	22,632	304,774	135,697
%	23.3%	22.1%	6.8%	18.4%	10.1%

Other income, net	10,881	9,574	13,368	34,145	22,916

Income before income taxes and cumulative effect of a change in accounting principle	112,888	107,790	36,000	338,919	158,613
Provision for income taxes	70,314	37,770	13,010	149,851	48,506

Income before cumulative effect of a change in accounting principle	42,574	70,020	22,990	189,068	110,107

Cumulative effect of a change in accounting principle, net of tax	—	—	—	948	—

Net income	$42,574	$70,020	$22,990	$190,016	$110,107

Net income per share:
Basic
Income before cumulative effect of a change in accounting principle	$0.35	$0.57	$0.17	$1.51	$0.80

Cumulative effect of a change in accounting principle, net of tax	—	—	—	0.01	—

Basic net income per share	$0.35	$0.57	$0.17	$1.52	$0.80

Diluted
Income before cumulative effect of a change in accounting principle	$0.34	$0.57	$0.17	$1.49	$0.80

Cumulative effect of a change in accounting principle, net of tax	—	—	—	0.01	—

Diluted net income per share	$0.34	$0.57	$0.17	$1.50	$0.80

Shares used in basic per share calculation	122,766	122,150	133,980	125,286	137,447

Shares used in diluted per share calculation	124,447	123,357	134,752	126,483	138,423

1

NOVELLUS SYSTEMS, INC.
RECONCILIATION OF THE STATEMENTS OF O PERATIONS
(EXCLUDING CERTAIN CHARGES AND BENEFITS) (1)

(In thousands, except per share amounts)	Three Months Ended			Year Ended
(Unaudited)	December 31	September 30	December 31	December 31	December 31
	2006	2006	2005	2006	2005

Net income excluding certain charges and benefits	$78,979	$70,020	$26,611	$235,310	$118,947

Charges and benefits:
Cumulative effect of a change in accounting principle	—	—	—	1,542	—
Restructuring and other (charges) benefits	1,894	—	(5,888)	(10,735)	(9,175)
Inventory write-down	—	—	—	—	(5,250)
Legal settlement	—	—	—	(3,250)	—

Total charges and benefits	1,894	—	(5,888)	(12,443)	(14,425)
Adjustments on provision for income taxes:
Tax effect of the above charges and benefits	(720)	—	2,267	4,728	5,585
Settlement of IRS audit	8,527	—	—	8,527	—
Tax charge associated with new global business structure	(46,106)	—	—	(46,106)	—

Net income	$42,574	$70,020	22,990	$190,016	$110,107

Net income per diluted share excluding certain charges and benefits	$0.63	$0.57	$0.20	$1.86	$0.86

Charges and benefits:
Cumulative effect of a change in accounting principle	—	—	—	0.01	—
Restructuring and other (charges) benefits	0.02	—	(0.05)	(0.09)	(0.06)
Inventory write-down	—	—	—	—	(0.04)
Legal settlement	—	—	—	(0.03)	—
Adjustments on provision for income taxes:
Tax effect of the above charges and benefits	(0.01)	—	0.02	0.04	0.04
Settlement of IRS audit	0.07	—	—	0.07	—
Tax charge associated with new global business structure	(0.37)	—	—	(0.36)	—

Net income per diluted share	$0.34	$0.57	$0.17	$1.50	$0.80

(1)	The reconciliation of the statements of operations (excluding certain charges and benefits) is intended to present our operating results, excluding certain charges, benefits and related adjustments on provisions for income taxes. The reconciliation of the statements of operations is not in accordance with or an alternative for U.S. generally accepted accounting principles and may be different from similar measures by other companies.

NOVELLUS SYSTEMS, INC.
SCHEDULE OF SHARE-BASED CO MPENSATION

(In thousands)	Three Months Ended			Year Ended
(Unaudited)	December 31	September 30	December 31	December 31	December 31
	2006	2006	2005	2006	2005

	(1)	(3)	(2)	(1)	(2)

Cost of sales	$179	$400	$264	$1,425	$736
Selling, general and administrative	5,792	5,516	778	22,337	2,168
Research and development	2,713	2,741	468	11,179	1,305

Total share-based compensation expenses	8,684	8,657	1,510	34,941	4,209

Benefit from income taxes	2,866	2,857	581	11,531	1,620

Net share-based compensation expenses	$5,818	$5,800	$929	$23,410	$2,589

(1)	Amounts include amortization expense related to stock options of $5.9 million and $25.1 million, employee stock purchase plan of $0.6 million and $2.4 million, and restricted stock awards of $2.2 million and $7.5 million for the three and twelve months ended December 31, 2006, respectively.

(2)	Amounts include amortization expense related to restricted stock awards of $1.5 million and $4.2 million for the three and twelve months ended December 31, 2005, respectively.

(3)	Amounts include amortization expense related to stock options of $6.5 million, employee stock purchase plan of $0.6 million, and restricted stock awards of $1.7 million.

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31,	December 31,
	2006	2005
	(Unaudited)	*

ASSETS

Current assets:
Cash and short-term investments	$849,407	$654,983
Accounts receivable, net	310,888	391,791
Inventories	198,571	193,787
Deferred taxes and other current assets	142,439	122,951

Total current assets	1,501,305	1,363,512

Property and equipment, net	364,599	423,749
Restricted cash	143,769	140,212
Goodwill	225,431	255,584
Intangible and other assets	122,012	107,192

Total assets	$2,357,116	$2,290,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$261,659	$253,984
Deferred profit	41,351	68,718
Income taxes payable	37,750	5,898
Current obligations under lines of credit	15,559	15,744

Total current liabilities	356,319	344,344

Long-term debt	127,862	124,858
Other liabilities	38,556	41,764

Total liabilities	522,737	510,966

Shareholders’ equity:
Common stock	1,393,588	1,393,805
Retained earnings and accumulated other comprehensive income	440,791	385,478

Total shareholders’ equity	1,834,379	1,779,283

Total liabilities and shareholders’ equity	$2,357,116	$2,290,249

*	The December 31, 2005 condensed consolidated balance sheet was derived from our audited consolidated financial statements.